                                                                   EXHIBIT 21.01



                        LIST OF REGISTRANT'S SUBSIDIARIES

                                                                     PERCENTAGE OWNED
       NAME                         JURISDICTION OF ORGANIZATION       BY REGISTRANT
       ----                         ----------------------------       -------------
HNC Software Inc., U.K.                    United Kingdom                   100%
HNC Software Inc., Japan                   Japan                            100%
Neil Thall Associates, Inc. *              Georgia                          100%
Retek Information Systems, Inc. *          Nevada                           100%
Retek Distribution Corporation             Delaware                         100%
Retek Development, Inc. *                  Nevada                           100%
Retek Information Systems Inc.             Canada                           100%
Retek Information Systems Ltd.             United Kingdom                   100%
Retek Information Systems Pty. Ltd.        Australia                        100%
Risk Data Corporation                      California                       100%
Aptex Software Inc.                        California                      87.5%


* The Company plans to merge the operations of Neil Thall Associates, Inc., Retek Information Systems, Inc. (Nevada), and Retek Development, Inc. into Retek Distribution Corporation in fiscal 1997.


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